EXHIBIT 99.1


Richard J. King                                       January 3, 2002
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000




AMC Entertainment Plans Private Offering

KANSAS CITY, Mo. - AMC Entertainment Inc. (AMEX: AEN) today announced that it proposes to make a private offering of $150 million of Senior Subordinated Notes. The notes will mature in 2012, will rank equally with the Company's outstanding 9 percent Senior Subordinated Notes due 2009 and 9 percent Senior Subordinated Notes due 2011, and will contain similar covenants.

Net proceeds from the offering will be used to reduce the Company's outstanding bank indebtedness, to pursue the Company's current business strategy, including acquisitions, and for general corporate purposes. The Company expects to consummate the transaction before the end of January 2002.

The notes offered have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.